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                 BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST II

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                        FORM OF AUCTION AGENCY AGREEMENT

                         DATED AS OF SEPTEMBER 19, 2002

                                   RELATING TO

                         AUCTION MARKET PREFERRED SHARES

                                       OF

                 BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST II

                           --------------------------



                      DEUTSCHE BANK TRUST COMPANY AMERICAS,

                                AS AUCTION AGENT



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This Auction Agency Agreement (this "Agreement"), dated as of September 19,
2002, is between BlackRock California Municipal Income Trust II (the "Trust") and Deutsche Bank Trust Company Americas, a New York banking corporation.

         The Trust proposes to issue three series of preferred shares of
beneficial interest (     shares of Series    ,      shares of Series     and
     shares of Series     ), par value $.001 per share, liquidation preference
$25,000 per share, designated as Series    , Series     and Series     Auction
Market Preferred Shares (cumulatively, the "AMPS"), pursuant to the Trust's Statement (as defined below).

         The Trust desires that Deutsche Bank Trust Company Americas perform certain duties as agent in connection with each Auction of AMPS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints Deutsche Bank Trust Company Americas as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

               1.   DEFINITIONS AND RULES OF CONSTRUCTION.

               1.1 TERMS DEFINED BY REFERENCE TO THE STATEMENT. Capitalized terms not defined herein shall have the respective meanings specified in the Statement.

               1.2 TERMS DEFINED HEREIN. As used herein and in the Settlement Procedures (defined below), the following terms shall have the following meanings, unless the context otherwise requires:

                    (a) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository that will act on behalf of a Bidder.

                    (b) "Auction" shall have the meaning specified in Section
2.1 hereof.

                    (c) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part II of the Statement.

                    (d) "Authorized Officer" shall mean each Managing Director, Vice President, Assistant Vice President and Associate of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Trust.

                    (e) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

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                    (f) "Holder" shall be a holder of record of one or more
AMPS, listed as such in the share register maintained by the Paying Agent pursuant to Section 4.6 hereof.

                    (g) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit B.

                    (h) "Statement" shall mean the Statement of Preferences of Auction Market Preferred Shares, as may be amended, supplemented or modified from time to time.

                    (i) "Trust Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Vice President, each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a notice from the Trust to the Auction Agent.

               1.3 RULES OF CONSTRUCTION. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                    (a) Words importing the singular number shall include the plural number and vice versa.

                    (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                    (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                    (d) All references herein to a particular time of day shall be to New York City time.

               2.   THE AUCTION.

               2.1 PURPOSE; INCORPORATION BY REFERENCE OF AUCTION PROCEDURES AND SETTLEMENT PROCEDURES.

                    (a) The Statement provides that the Applicable Rate on shares of each series of AMPS for each Dividend Period therefore after the initial Dividend Period shall generally be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Trust advises results from the implementation of the Auction Procedures. The Board of Trustees of the Trust have adopted a resolution appointing Deutsche Bank Trust Company Americas as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and


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the Auction Procedures for the purpose of determining the Applicable Rate for the AMPS for the next Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

                    (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

               2.2 PREPARATION FOR EACH AUCTION; MAINTENANCE OF REGISTRY OF EXISTING HOLDERS.

                    (a) As of the date hereof, the Trust shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchase AMPS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Trust shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Trust shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                    (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

                    (c)  The provisions contained in

                         (i)  Section 2 of Part I of the Statement concerning
dividend rates and calculation of dividends, and

                         (ii) Section 4 of Part I of the Statement concerning
Special Rate Periods and the notification of a Special Rate Period will be followed by the Trust and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

                    (d) (i) On each Auction Date, the Auction Agent shall determine the Maximum Rate for such series. Not later than 9:30 a.m. on each Auction Date, the Auction Agent shall notify the Trust and the Broker-Dealers of the Maximum Applicable Rate.


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                         (i) If any "AA" Composite Commercial Paper Rate,
Taxable Equivalent of the Short-Term Municipal Bond Rate, Treasury Note Rate or Treasury Bill Rate, as the case may be, is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Statement if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Trust as to the method of such conversion.

                         (ii) If any "AA" Composite Commercial Paper Rate is to
be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Trust shall promptly advise the Auction Agent of any such selection. If the Trust does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                         (iii) If any Treasury Note Rate or Treasury Bill Rate
is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Trust shall promptly advise the Auction Agent of any such selection. If the Trust does not select any such Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers, then the rates shall be supplied by the remaining U.S. Government Securities Dealer or U.S. Government Securities Dealers.

                    (e)  The Auction Agent shall

                         (i) maintain a registry of the beneficial owners of the
AMPS of each series who shall constitute Existing Holders of AMPS of such series for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing AMPS of such series. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealer. The Trust shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the AMPS of each series a list of the initial Existing Holders of the shares of each such series of AMPS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder


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or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of AMPS of any series (A) such list, (B) the results of Auctions, (C) notices from any Broker-Dealer and (D) the results of any procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where AMPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                         (ii) In the event of any partial redemption of any
series of AMPS, upon notice by the Trust to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of AMPS of each such Existing Holder, if any, to be redeemed by the Trust, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of AMPS shown in the Auction Agent's registry of Existing Holders.

                         (iii) The Auction Agent shall register a transfer of
the ownership of any series of AMPS from an Existing Holder of such AMPS only if such transfer is to another Existing Holder, or to other Person if permitted by the Trust, and only if such transfer is made (A) pursuant to an Auction, (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Trust, that purchased or sold such AMPS in an Auction of the failure of such AMPS to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where AMPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 on the Business Day preceding such Auction.

                    (f) The Auction Agent may, but shall have no obligation to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreement, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the


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number of shares of such series of AMPS such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such AMPS to any Person other than the Trust and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

               2.3 AUCTION SCHEDULE. The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

TIME                         EVENT

By 9:30 A.M.                 Auction Agent shall advise the Fund and the
                             Broker-Dealers of the applicable Maximum Rate and the Reference Rate(s), the "AA" Composite
                             Commercial Paper Rate(s), the Taxable Equivalent of the Short-Term Municipal Rate(s), Treasury Note
                             Rate(s) and Treasury Bill Rate(s), as the case may be, used in determining such Maximum Rate as set forth in Section 2.2(d) hereof.

9:30 A.M. - 1:30 P.M.        Auction Agent shall assemble information
                             communicated to it by Broker-Dealers as provided in Section 4(a) of Part II of the Statement.
                             Submission deadline is 1:30 P.M.

Not earlier than 1:30 P.M.   Auction Agent shall make determinations pursuant
                             to Section 4(a) of Part II of the Statement.

By approximately 3:00 P.M.   Auction Agent shall advise the Trust of the results
                             of the Auction as provided in Section 4(b) of Part
                             II of the Statement.  Submitted Bids and Submitted
                             Sell Orders will be accepted and rejected in whole or in part and AMPS will be allocated as provided in Section 5 of Part II of the


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                             Statement. Auction Agent shall give notice of the
                             Auction results as set forth in Section 2.4 hereof.

               2.4 NOTICE OF AUCTION RESULTS. On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on suchdate by telephone or through the Auction Agent's Auction Processing System.

               2.5  BROKER-DEALERS.

                    (a) Not later than 12:00 noon on each Dividend Payment Date for any series of the Trust's AMPS, the Trust shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to the aggregate fees payable to the Broker-Dealers for such series pursuant to Section 3.5 of the Broker-Dealer Agreements for such series.

                    (b) The Trust shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably.

                    (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust.

                    (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Trust shall request.

                    (e) The Auction Agent shall maintain a list of Broker-Dealers.

               2.6 OWNERSHIP OF AMPS AND SUBMISSION OF BIDS BY THE TRUST AND ITS AFFILIATES. Neither the Trust nor any Affiliate of the Trust may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Trust that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. Any shares of AMPS redeemed, purchased or otherwise acquired (i) by the Trust shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended, or (ii) by its Affiliates shall not be transferred (other than to the Trust). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

               2.7 ACCESS TO AND MAINTENANCE OF AUCTION RECORDS. The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such


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Auction (unless requested by the Trust to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Trust agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. The Trust reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would
(i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Trust. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.

               3.   THE AUCTION AGENT AS PAYING AGENT.

               3.1 THE PAYING AGENT. The Board of Trustees of the Trust has adopted a resolution appointing Deutsche Bank Trust Company Americas as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Statement which are specified herein with respect to the AMPS and as set forth in this Section 3.

               3.2 THE TRUST'S NOTICES TO THE PAYING AGENT. Whenever any AMPS are to be redeemed, the Trust promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Paying Agent to each Holder within at least one Business Day prior to the date such Notice of Redemption is required to be mailed pursuant to Section 11 of Part I of the Statement. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

               3.3  THE TRUST TO PROVIDE FUNDS FOR DIVIDENDS AND REDEMPTIONS.

                    (a) Not later than 12:00 noon on each Dividend Payment Date, the Trust shall deposit with the Paying Agent an aggregate amount of funds available on the next Business Day in The City of New York, New York equal to the declared dividends to be paid to Holders on such Dividend Payment Date.

                    (b) If the Trust shall give a Notice of Redemption, then by noon on the Business Day next preceding the date fixed for redemption, the Trust shall deposit in trust with the Paying Agent an aggregate amount of funds available on the next Business Day in The City of New York, New York sufficient to redeem such shares of Preferred Shares called for redemption and shall give the Paying Agent irrevocable


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instructions and authority to pay the redemption price to the Holders of AMPS called for redemption upon surrender of the certificate or certificates therefore.

               3.4 DISBURSING DIVIDENDS AND REDEMPTION PRICE. After receipt of the funds and instructions from the Trust described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the AMPS, and (ii) on any date fixed for redemption, the redemption price of any AMPS called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Trust as set forth in Section 2 of Part I of the Statement. The redemption price to be paid by the Paying Agent to the Holders of any Trust called for redemption will be determined as set forth in Section 11 of Part I of the Statement. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in a Notice of Redemption.

               4.   THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

               4.1 ORIGINAL ISSUE OF STOCK CERTIFICATES. On the Date of Original Issue for any share of AMPS, one certificate for each series of AMPS shall be issued by the Trust and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

               4.2 REGISTRATION OF TRANSFER OR EXCHANGE OF SHARES. Except as provided in this Section 4.2, the shares of each series of AMPS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Trust shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation the shares of each Series of AMPS, at the Trust's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate or certificates for AMPS are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefore.

               4.3 REMOVAL OF LEGEND. Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing AMPS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Trust Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.


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               4.4 LOST, STOLEN OR DESTROYED STOCK CERTIFICATES. The Paying
Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and by the Paying Agent, subject at all times to provisions of law, the Statement governing such matters and resolutions adopted by the Trust with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Paying Agent that such issuance will comply with provisions of applicable law and the Statement and resolutions of the Trust.

               4.5 DISPOSITION OF CANCELED CERTIFICATES; RECORD RETENTION.
The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "SEC") for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Trust, shall afford to the Trust, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Trust at any time after the expiration of this two-year period, the Paying Agent shall deliver to the Trust the canceled certificates and accompanying documentation. The Trust, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Trust and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the SEC. The Trust also shall undertake to furnish to the SEC, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records.

               4.6 SHARE REGISTER. The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Trust in the possession of the Paying Agent, the Paying Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Trust shall have offered indemnification satisfactory to the Paying Agent.

               4.7 RETURN OF FUNDS. Any funds deposited with the Paying Agent by the Trust for any reason under this Agreement, including for the payment of dividends or the redemption of AMPS, that remain with the Paying Agent after 12 months shall be repaid to the Trust upon written request by the Trust. The Trust shall be entitled to receive from the Auction Agent, promptly after the date fixed for redemption, any cash


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deposited with the Auction Agent in excess of:

                    (a) the aggregate Redemption Price of the AMPS called for redemption on such date and

                    (b) all other amounts to which Holders of AMPS called for redemption may be entitled.

                    Any funds so deposited that are unclaimed at the end of 90 days from such redemption date shall, to the extent permitted by law, be repaid to the Trust.

               5. REPRESENTATIONS AND WARRANTIES.

               5.1 REPRESENTATIONS AND WARRANTIES OF THE TRUST. The Trust represents and warrants to the Auction Agent that:

                         (i) the Trust is a duly organized and existing business
trust in good standing under the laws of the State of its incorporation or organization, and has full corporate power to execute and deliver this Agreement and to authorize, create and issue the AMPS;

                         (ii) this Agreement has been duly and validly
authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                         (iii) the form of the certificates evidencing the AMPS
comply with all applicable laws of the State of Delaware;

                         (iv) the AMPS has been duly and validly authorized by
the Trust and, upon completion of the initial sale of the series of AMPS and receipt of payment therefor, will be validly issued by the Trust, fully paid and nonassessable;

                         (v) when issued, the shares of AMPS will have been duly
registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the AMPS;

                         (vi) the execution and delivery of this Agreement and
the issuance and delivery of the AMPS do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of the Trust or the By-Laws of the Trust, any order or decree of any court or public authority having jurisdiction over the Trust, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound; and

                         (vii) no taxes are payable upon or in respect of the
execution of this Agreement or will be payable upon or in respect of the issuance of the AMPS.

               5.2 REPRESENTATIONS AND WARRANTIES OF THE AUCTION AGENT. The Auction Agent represents and warrants to the Trust that:

                         (i) the Auction Agent is duly organized and is validly
existing as a banking corporation in good standing under the laws of the State of New York, and has the corporate power to enter into and perform its obligations under this Agreement; and

                         (ii) this Agreement has been duly and validly
authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

               6.   THE AUCTION AGENT.

               6.1  DUTIES AND RESPONSIBILITIES.

                    (a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

                    (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                    (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

               6.2  RIGHTS OF THE AUCTION AGENT.

                    (a) The Auction Agent may rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent reasonably believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or with both.

                    (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

                    (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Trust.

                    (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

               6.3  COMPENSATION, EXPENSES AND INDEMNIFICATION.

                    (a) The Trust shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Trust and the Auction Agent, subject to adjustments if the AMPS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

                    (b) The Trust shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith.

                    (c) The Trust shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

               7.   MISCELLANEOUS.

               7.1  TERM OF AGREEMENT.

                    (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any AMPS remain outstanding, the Trust shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Trust on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent terminates this Agreement while any AMPS of a series remains outstanding, the Trust shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

                    (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Trust and the Auction Agent under this Agreement with respect to AMPS shall cease upon termination of this Agreement. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.3 hereof shall survive the termination of the Agreement. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Trust's request, deliver promptly to the Trust copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Trust, transfer promptly to the Trust or to any successor auction agent any funds deposited by the Trust with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

               7.2 COMMUNICATIONS. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and
(ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

         If to the Trust,                BlackRock California Municipal Income
         addressed to:                   Trust II
                                         c/o Black Rock Financial
                                         Management, Inc.
                                         40 East 52nd Street
                                         New York, New York,  10022
                                         Attention: Treasurer
                                         Telecopier No.: (212) 409-3200
                                         Telephone No.: (212) 409-3210

         If to the Auction Agent,        Deutsche Bank Trust Company Americas
         addressed to:                   c/o DB Services N.J., Inc.
                                         100 Plaza One, 6th Floor
                                         Jersey City, NJ,  07311
                                         Attention: Lisa Wahl-McDermid
                                         Telecopier No.: (212) 593-6879
                                         Telephone No.: (212) 593-644

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by an Authorized Officer.

               7.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

               7.4 BENEFITS. Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

               7.5  AMENDMENT; WAIVER.

                    (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

                    (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

               7.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Trust and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

               7.7 SEVERABILITY. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

               7.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

               7.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                               BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST II





                               ------------------------------------
                               By:
                               Title:


                               DEUTSCHE BANK TRUST COMPANY AMERICAS







                               ------------------------------------
                               By:
                               Title:

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                                                                       EXHIBIT A

                            [Broker Dealer Agreement]

                                                                       EXHIBIT B

                             [Settlement Procedures]